Exhibit 1(g)

Nominating and Governance Committee Regulations

(English Translation)

Article 1. Purpose

1.	The organization and operation of the Nominating and Governance Committee established pursuant to Article 4 of the Articles of Incorporation are provided for in these Regulations as well as laws and regulations, the Articles of Incorporation and directions by the Board of Directors.

2.	The purpose of the Nominating and Governance Committee is to decide the content of proposals submitted to the general meetings of shareholders regarding election and removal of directors and to discuss and make reports and recommendations to the Board of Directors on important personnel matters of MUFG and subsidiaries and various matters concerning the corporate governance of MUFG.

Article 2. Amendment and Abolition

The amendment or abolition of these Regulations shall be decided through a resolution by the Nominating and Governance Committee.

Article 3. Organization

1.	The Nominating and Governance Committee shall be composed of directors consisting of at least two outside directors (see Note) and the President and Group Chief Executive Officer, with the majority of members being outside directors. Members shall be appointed through a resolution by the Board of Directors.

Note: Includes non-executive directors with a high degree of independence; the same applies hereinafter.

2.	The chairman of the committee shall be appointed from among outside directors through a resolution by the committee. The chairman of the committee shall lead the Nominating and Governance Committee and ensure the effectiveness of the Nominating and Governance Committee while reporting the status of performance of its duties to the Board of Directors.

3.	If deemed necessary, the chairman of the Nominating and Governance Committee may request MUFG’s executive officers or other persons who are not the members of the Nominating and Governance Committee to attend the meeting of the committee and provide reports or explanations.

4.	External experts may be appointed as outside professional committee members to participate in discussions by the committee.

Article 4. Quorum and Requirements for Resolutions

1.	Resolutions of the Nominating and Governance Committee shall be adopted with the affirmative vote of a majority of the members present who constitute in number a majority of all the members entitled to vote.

2.	Members with a special interest in a matter to be resolved as set out in the preceding paragraph may not participate in the resolution.

Article 5. Meetings

1.	Meetings of the Nominating and Governance Committee shall be held at least four times a year in principle. In addition, extraordinary meetings may be held at any time the members deem necessary.

2.	Nominating and Governance Committee meetings may be held by means such as telephone conference as necessary.

Article 6. Convocation

1.	A meeting of the Nominating and Governance Committee shall be convened by the chairman of the committee; provided, however, that other members of the committee may also convene a meeting.

2.	Convocation notices shall be issued by the convener to each member of the committee at least three (3) days prior to the date of the committee meeting in principle; provided, however, that the foregoing shall not apply in cases of emergency. Also, if the unanimous consent of the members of the committee is obtained, a meeting may be held without taking the convocation procedures.

Article 7. Chairman

1.	The Nominating and Governance Committee shall be chaired by the chairman.

2.	If the chairman is unable to act as such, one of the other members of the committee shall chair the meeting in accordance with the order predetermined by the committee.

Article 8. Authority of the Committee

1.	The Nominating and Governance Committee shall decide the content of proposals submitted to the general meetings of shareholders regarding election and removal of directors.

2.	The Nominating and Governance Committee shall discuss the following matters.

i.	The annual assessment of the Board of Directors and the Board committees

ii.	Matters concerning the scale, function and organizational structure of the Board of Directors and the Board committees and policy, framework and status concerning corporate governance of MUFG’s major subsidiaries

iii.	Appointment and removal of members of the Board committees of MUFG

iv.	Personnel matters concerning the executive officers (excluding those in charge of audits) of MUFG

v.	Personnel matters concerning the chairmen, deputy chairmen, or presidents of MUFG’s subsidiaries

vi.	Personnel matters concerning the key officers of overseas subsidiaries

3.	The chairman of the committee, or a member designated by the chairman of the committee, shall report or make recommendations to the Board of Directors; provided, however, that if there is a difference of opinion among committee members, all such opinions shall be reported.

4.	MUFG’s subsidiaries and overseas subsidiaries stated in Paragraph 2 shall be decided through a resolution by the Nominating and Governance Committee.

Article 9. Reports to the Nominating and Governance Committee

1.	If requested by the Nominating and Governance Committee, directors, executive officers, corporate officers and employees of MUFG and its subsidiaries must attend the meeting of the Nominating and Governance Committee and provide explanations on matters requested by the Nominating and Governance Committee.

2.	The Nominating and Governance Committee may ask for reports and opinions from persons other than the committee members, as necessary.

Article 10. Secretariat

The Nominating and Governance Committee Secretariat shall be established in the Corporate Administration Division (the Board of Directors Secretariat).

Article 11. Meeting Proceedings and Minutes

1.	Minutes in writing shall be prepared for the proceedings of the Nominating and Governance Committee, which shall be signed by, or be affixed with the names and seals of, all committee members present.

2.	The minutes described in the preceding paragraph shall be kept within the Corporate Administration Division (the Board of Directors Secretariat) for ten years from the date of the meeting of the committee.

Supplementary Provisions

These Regulations shall be effective from June 25, 2015.

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